Whitestone REIT Increases Unsecured Credit Facility to $500 Million
- Improves Pricing and Terms
- Extends Maturity Date

Houston Whitestone REIT (NYSE: WSR - “Whitestone” or the “Company”), announced today it has closed on an amended and restated credit facility that amended its existing $175 million unsecured credit facility. The amended and restated credit facility more than doubles the existing facility, extends the current maturity, improves the overall terms including improvement of the capitalization rate used for valuation from 9.0% to 8.0% for Houston legacy assets and 7.5% for all other assets, and improves overall pricing by 35bps - 55bps, based on corporate leverage levels. The facility is comprised of three tranches:

•	$400 million unsecured revolving credit facility (the “Revolver”)

•	$50 million unsecured term loan (the “Term Loan 1”), and

•	$50 million unsecured term loan (the “Term Loan 2”).

The facility includes an accordion feature that will allow the facility to further increase to $700 million, under certain conditions. Pricing for the Revolver and Term Loans is based on corporate leverage levels and is priced at LIBOR plus 1.40% to 1.95% on the Revolver and LIBOR plus 1.35% to 1.90% on the two Term Loans. The Revolver will mature on November 7, 2018 with an option to extend for one additional year to November 7, 2019. The Term Loan 1 maturity date will remain unchanged at February 17, 2017. The Term Loan 2 will mature on November 7, 2019.

Management believes the expanded facility demonstrates the continued strengthening of Whitestone's overall financial position and provides Whitestone greater financial flexibility. The Company plans to use the new facility primarily for acquisitions, redevelopment of value-add properties in its portfolio, and general corporate purposes.

The transaction was led by BMO Capital Markets, Wells Fargo Securities, LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and U.S. Bank National Association, as Co-Lead Arrangers and Joint Book Runners. Bank of Montreal is serving as the Administrative Agent. Wells Fargo Bank, National Association and Bank of America, N.A. served as Syndication Agents, and U.S. Bank National Association served as Documentation Agent. Additionally, SunTrust Bank, Regions Bank, Royal Bank of Canada, Deutsche Bank and Huntington Bank, were added as lenders in the credit facility bank group.

James C. Mastandrea, Whitestone’s Chairman and Chief Executive Officer, said, “We expanded the amount available under our unsecured credit facility at terms that we believe reflect the continued strong financial and operating trends of the Company to meet our strategic growth requirements and lower our cost of capital. Our new facility will provide us with a greater degree of financial flexibility and enable us to continue to make opportunistic acquisitions of properties and potential portfolios of Community Centered Properties.”

Mastandrea added, “We are pleased to have the continued opportunity to work with top tier banks, having earned their confidence and support in both our business model and management team. With the new expanded credit facility, by lowering our overall cost of debt, we will also be lowering our overall cost of capital, which will further increase funds from operations per share.”

Mastandrea concluded, “Finally, we remain confident that in time, our positive financial and operational trends will translate to increased value for our existing shareholders and potential new shareholders.”

About Whitestone REIT

Whitestone REIT (NYSE:WSR) is a fully integrated real estate investment trust (“REIT”) that owns, manages, operates, leases and repositions and redevelops Value-Add Community Centered PropertiesTM. Whitestone focuses on value creation in its community centers, concentrating on local service-oriented tenants that comprise approximately 70% of its tenants. Whitestone's diversified tenant base provides service offerings including medical, education, casual dining, and convenience services. The largest of its 1,275 tenants comprised less than 1.8% of its annualized base rental revenues as of September 30, 2014. Founded in 1998, the Company is internally managed with a portfolio of 64 commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.